EXHIBIT 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2022 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, February 3, 2022 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2022 second quarter ended December 31, 2021. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2022 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2021

Net sales for the three months ended December 31, 2021, increased $1.9 million, or 23%, to $10.2 million from $8.3 million for the three months ended December 31, 2020, due primarily to sales of the orthopedic surgical handpiece that we sell to our largest customer.

Gross profit for the three months ended December 31, 2021, increased $808,000, or 31%, to $3.4 million from $2.6 million for the same period in fiscal 2021, due primarily to increased sales. We also had fewer COVID-19 related paid absences in our machine shop, assembly, and quality operations in the second quarter of fiscal 2022 compared to the same period of the prior fiscal year.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2021, decreased $273,000, or 13%, to $1.8 million compared to $2.1 million in the prior fiscal year’s corresponding quarter, reflecting in part the higher number of billable engineering projects in the current fiscal quarter compared to the same period in the prior fiscal year.

Net income for the quarter ended December 31, 2021, was $925,000, or $0.25 per diluted share, compared to $1.8 million, or $0.44 per diluted share, for the corresponding quarter in fiscal 2021.

Six Months Ended December 31, 2021

Net sales for the six months ended December 31, 2021, increased $3.3 million, or 20%, to $20.2 million from $16.9 million for the six months ended December 31, 2020, due primarily to sales of the orthopedic surgical handpiece that we sell to our largest customer.

Gross profit for the six months ended December 31, 2021, increased $761,000, or 13%, compared to the same period in fiscal 2021 due to the increase in sales described above.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2021, remained fairly flat compared to the prior fiscal year’s corresponding period.

Net income for the six months ended December 31, 2021, was $2.0 million, or $0.52 per diluted share, compared to $2.9 million, or $0.72 per diluted share, for the corresponding period in fiscal 2021.

Guidance

Pro-Dex, Inc. typically does not provide sales, earnings, or other guidance, however, during calendar 2021, we began to see some challenges in our supply chain in the form of delayed shipments, longer lead times, and surcharges, much of which our suppliers indicate have been caused by the COVID-19 pandemic. During early calendar 2022, we are seeing these conditions persist and worsen such that we expect them to negatively impact our financial performance in the third quarter and possibly the fourth quarter of fiscal 2022, reflected as a reduction in net sales. We continue to implement plans and processes to mitigate these challenges that many manufacturers similarly face. Our long-term prospects remain positive and we believe these challenges will negatively impact us only in the short-term.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our second quarter and year-to-date results especially because our net sales growth reflects a $40M annual run rate and we are encouraged by our strong operating income for the quarter.” Mr. Van Kirk continued, “In addition, we have been engaged by several customers to provide various non-recurring engineering projects. To focus on these secured customer contracts, we have transferred resources from our internal research and development projects thus delaying the launch of our internal products.”

The amount spent on internal projects under development as well as the estimated market launch date and estimated future annual revenue is summarized below (in thousands):

	Three and Six Months Ended December 31, 2021		Three and Six Months Ended December 31, 2020		Est Market Launch(1)	Est Annual Revenue
Total Research & Development costs:	$615	$1,596	$989	$2,080

Products in development:
ENT Shaver	32	263	76	258	Q4 2022	$1,000
Vital Ventilator	—	108	8	65	Q1 2023	$1,500
CMF Driver	—	—	279	468	(2)	$1,000
Sustaining & Other	583	1,225	626	1,289
Total	$615	$1,596	$989	$2,080

(1)	Represents the calendar quarter of expected market launch. The internal projects currently under development have been delayed because we have been engaged by our customers to complete several billable non-recurring engineering projects.
(2)	The CMF Driver was completed in the third quarter of fiscal 2021 and began shipping to our existing largest customer under a distribution agreement we executed in the first quarter of fiscal 2021.

As we introduce new products into the market, we expect to see an increase in sustaining and other engineering expenses. Typical examples of sustaining engineering activities include, but are not limited to, end-of- life component replacement, especially in electronic components found in our printed circuit board assemblies, analysis of customer complaint data to improve process and design, replacement and enhancement of tooling and fixtures used in the machine shop, assembly operations, and inspection areas to improve efficiency and through-put. Additionally, these costs include development projects that may be in their infancy and may or may not result in a full-fledged product development effort.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex, Inc. also sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance (including, but not limited to, estimated product launch dates and estimated future revenue), as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2021	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$5,252	$3,721
Investments	1,241	1,295
Accounts receivable, net of allowance for doubtful accounts of $4 and $2 at December 31, 2021 and at June 30, 2021, respectively	8,850	10,933
Deferred costs	424	193
Inventory	9,285	8,437
Prepaid expenses and other current assets	1,036	434
Total current assets	26,088	25,013
Land and building, net	6,390	6,437
Equipment and leasehold improvements, net	4,605	3,845
Right-of-use asset, net	2,429	2,605
Intangibles, net	157	186
Deferred income taxes, net	463	463
Investments	1,940	1,704
Other assets	42	67
Total assets	$42,114	$40,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,315	$2,288
Accrued expenses	1,812	2,198
Deferred revenue	584	150
Note payable	1,260	1,236
Total current liabilities	5,971	5,872
Lease liability, net of current portion	2,248	2,432
Income taxes payable	991	397
Notes payable, net of current portion	10,899	11,535
Total non-current liabilities	14,138	14,364
Total liabilities	20,109	20,236

Shareholders’ Equity:
Common shares; no par value; 50,000,000 shares authorized; 3,641,983 and 3,645,660 shares issued and outstanding at December 31, 2021 and June 30, 2021, respectively	7,886	7,953
Retained earnings	14,119	12,131
Total shareholders’ equity	22,005	20,084
Total liabilities and shareholders’ equity	$42,114	$40,320

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020

Net sales	$10,173	$8,265	$20,161	$16,855
Cost of sales	6,769	5,669	13,329	10,784
Gross profit	3,404	2,596	6,832	6,071

Operating expenses:
Selling expenses	22	150	59	280
General and administrative expenses	1,165	936	2,257	1,641
Research and development costs	615	989	1,596	2,080
Total operating expenses	1,802	2,075	3,912	4,001

Operating income	1,602	521	2,920	2,070
Interest expense	(117)	(75)	(237)	(129)
Unrealized gain (loss) on marketable equity investments	(300)	1,413	(152)	1,306
Interest and other income	25	20	49	61
Gain on sale of investments	—	—	—	12
Income from operations before income taxes	1,210	1,879	2,580	3,320
Income tax expense	(285)	(129)	(592)	(412)
Net income	$925	$1,750	$1,988	$2,908

Basic net income per share:
Net income	$0.25	$0.45	$0.54	$0.75
Diluted net income per share:
Net income	$0.25	$0.44	$0.53	$0.72

Weighted average common shares outstanding:
Basic	3,657	3,861	3,654	3,856
Diluted	3,767	4,012	3,774	4,014
Common shares outstanding	3,642	3,861	3,642	3,861